Exhibit 5.1

ALSTON&BIRD LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424

404-881-7000
Fax: 404-881-7777
www.alston.com

September 11, 2017

Mohawk Industries, Inc.
Mohawk Capital Finance S.A.
160 South Industrial Boulevard
Calhoun, GA 30701

Re:	Mohawk Capital Finance S.A. – Public Offering of Floating Rate Notes Due 2019 Guaranteed by Mohawk Industries, Inc.

Ladies and Gentlemen:
We have acted as counsel to Mohawk Industries, Inc., a Delaware corporation (the “Parent Guarantor”), and Mohawk Capital Finance S.A., a societé anonyme incorporated under the laws of Grand Duchy of Luxembourg and an indirect wholly-owned subsidiary of the Parent Guarantor (the “Company”), in connection with the sale by the Company of €300,000,000 aggregate principal amount of Floating Rate Notes due 2019 (the “Notes”), to be fully and unconditionally guaranteed by the Parent Guarantor (the “Guarantee” and, together with the Notes, the “Securities”). The Securities are to be issued under the Senior Indenture dated as of September 11, 2017 among the Company, the Parent Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of September 11, 2017 among the Company, the Parent Guarantor, the Trustee, as Trustee, initial Registrar and Transfer Agent, and Elavon Financial Services DAC, UK Branch, as initial Paying Agent (as so supplemented, the “Indenture”). The Company is selling the Notes to MUFG Securities EMEA plc (the “Underwriter”) for resale to the public pursuant to the Underwriting Agreement dated September 5, 2017 (the “Underwriting Agreement”) by and among the Company, the Parent Guarantor and the Underwriter. The Indenture, the Underwriting Agreement and the global certificates representing the Securities are referred to herein collectively as the “Transaction Documents”).
We are furnishing the opinion set forth below pursuant to Items 1.01, 2.03 and 9.01 of Form 8-K and Item 601(b)(5) of Regulation S-K of the Securities and Exchange Commission (the “Commission”).

Mohawk Industries, Inc.
Mohawk Capital Finance S.A.
September 11, 2017

In rendering the opinion set forth below, we have examined and relied upon the following documents:

(a)	a copy of the executed Indenture;

(b)	a copy of the executed Underwriting Agreement;

(c)	the global certificate evidencing the Securities in the form delivered by the Company to the Trustee for authentication and delivery;

(d)
a copy of the Articles of Association of the Company as in effect on August 25, 2017 and at all times through and including the date hereof, certified by Cornelius Martinus Verhaaren as a director of the Company;

(e)
a copy of the Restated Certificate of Incorporation, as amended, of the Parent Guarantor as in effect on June 2, 1998 and at all times through and including the date hereof, certified by R. David Patton as Secretary of the Company;

(f)
a copy of the Restated Bylaws, as amended, of the Parent Guarantor as in effect on February 18, 2016 and at all times through and including and the date hereof, certified by R. David Patton as Secretary of the Parent Guarantor;

(g)	a copy of certain resolutions of the Board of Directors of the Company adopted on September 1, 2017, certified by Cornelius Martinus Verhaaren as a director of the Company;

(h)	a copy of certain resolutions of the Board of Directors of the Parent Guarantor adopted as of August 31, 2017, certified by R. David Patton as Secretary of the Parent Guarantor;

(i)	an Authentication and Delivery Order dated September 11, 2017 executed by Cornelius Martinus Verhaaren as a director of the Company;

(j)
a copy of a certificate dated September 8, 2017 from the Secretary of State of Delaware and a bring-down verification thereof dated the date hereof with respect to the Parent Guarantor’s existence and good standing in the State of Delaware; and

(k)	the documents delivered at the closing of the transactions contemplated by the Underwriting Agreement.
We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.
As to factual matters relevant to this opinion letter that we did not independently establish or verify, we have relied conclusively upon the representations and warranties made in the Transaction Documents by the parties thereto and originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and the Parent Guarantor and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth.

Mohawk Industries, Inc.
Mohawk Capital Finance S.A.
September 11, 2017

Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.
For purposes of this opinion letter, we have assumed (i) the genuineness of the signatures on all documents reviewed by us; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as certified, conformed, photostatic, electronic or telefacsimile copies; (iv) the legal capacity of all natural persons executing the Transaction Documents; and (v) the due authorization, execution, and delivery of and the validity and binding effect of each of the Transaction Documents with regard to the parties to the Transaction Documents other than the Company and the Parent Guarantor.
For purposes of paragraph 2 below, we have assumed that the Notes have been duly effectuated by Clearstream Banking, société anonyme, which we understand will be the entity acting as the common safekeeper for Euroclear Bank S.A./N.V. and Clearstream Banking société anonyme with respect to the Notes, all in accordance with the procedures of such common safekeeper and as to which we express no opinion regarding whether the Notes have been so duly effectuated.
We express no opinion herein in respect of any laws other than the General Corporation Law of the State of Delaware and the laws of the State of New York which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents. For purposes of our opinion that the Notes constitute valid and binding obligations of the Company, we have relied, without conducting any research or investigation with respect thereto, solely on the opinion of Arendt & Medernach S.A., dated the date hereof and filed herewith, that the Notes have been authorized and approved for issuance and have been duly executed under the laws of Luxembourg. We are not licensed to practice in Luxembourg, and we have made no investigation of, and do not express or imply an opinion on, the laws of Luxembourg.

Based upon the foregoing, it is our opinion that the Guarantee has been duly authorized by the Parent Guarantor for issuance and sale pursuant to the Underwriting Agreement and the Indenture and has been duly executed by the Parent Guarantor, and assuming due authorization, execution, issuance and delivery of the Notes by the Company under the laws of Luxembourg and due authentication of the Notes by the Trustee, the Notes and the Guarantee constitute valid and legally binding obligations of the Company and the Parent Guarantor, respectively, enforceable in accordance with their terms and entitled to the benefits of the Indenture.
Insofar as the foregoing opinion relates to the legality, validity, binding effect or enforceability of any agreement or obligation of the Company or the Parent Guarantor, such opinions are subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions, related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing, materiality and reasonableness, and (iv) the possible unenforceability under certain circumstances of provisions providing for exculpation, indemnification and contribution that are contrary to public policy.

Mohawk Industries, Inc.
Mohawk Capital Finance S.A.
September 11, 2017

The opinion contained herein is limited to the matters expressly stated herein, and no opinion may be implied or inferred beyond the opinion expressly stated.

The foregoing opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Parent Guarantor’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Parent Guarantor’s and the Company’s Registration Statement on Form S-3 (Nos. 333-219716 and 333-219716-02) related to the Securities, including information deemed to be a part thereof pursuant to Rule 430B of the Commission (the “Registration Statement”). We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and in the prospectus supplement related to the offer and sale of the Securities and forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:        /s/ M. Hill Jeffries
M. Hill Jeffries, a Partner

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